Exhibit 99.1

CLARIFICATION

NFEC SIGNED CONTRACT WITH GANSU COAL GROUP
TO DELIVER VALVE PRODUCTS

SHENYANG, China, Jan. 30, 2015 -- (Clarifying Press Release of January 27, 2015) NF Energy Saving Corporation (NFEC) (“NF Energy” or the Company), a leading energy saving service solutions provider for China’s power, petrochemical, coal, metallurgy, construction and municipal infrastructure development industries, announced that it recently signed a $1.12 million sales contract with Gansu Coal Group, to supply a project with 23 sets of flow control equipment including electric butterfly valves and shutoff valves, sluice valves check valves, and steam trap valves, ect. before the end of 2015.

This combined-heating-&-power (CHP) project has 2 units of 350 MW coal-fired, air-cooling power generation and heat supply system, in an area of 470,000 square meters. Employeeing advanced technologies for significant water and energy saving, this project will generate, upon commencement, 38.1 billion kWh of power yearly, replacing more than 180 units of small low-efficiency coal fired boilers, and to supply heating to 10 million squares of buildings. The total investment of this environment-friendly project is 3 billion Chinese yuan, of which the Company’s valves comprise a part.

About NF Energy Saving Corporation

NF Energy Saving Corporation (NFEC) is a China-based provider of integrated energy conservation solutions utilizing energy-saving equipment, technical services and energy management re-engineering project operations to provide energy saving services to clients. The Company’s customers are mainly concentrated in the electrical generation (large-scale thermal power generation, hydroelectric power, and nuclear power), water supply, and heat supply industries. The majority of revenues are from energy efficient flow control solutions including equipment and energy efficiency project services. For more information, visit http://www.nfenergy.com.

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